Exhibit 21.1
SUBSIDIARIES OF AXOGEN, INC.

As of December 31, 2020, Axogen Inc. had three sole subsidiaries:

1. Axogen Corporation, a Delaware corporation;
2. Axogen Europe GmbH, an Austrian corporation; and
3. Axogen Processing Corporation, a Delaware corporation.